SECURITIES AND EXCHANGE COMMISSION
             WASHINGTON, DC 20549


                   FORM 8-K


                CURRENT REPORT
      Pursuant to Section 13 or 15(d) of
     the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)
April 3, 1995



                PENTAIR, INC.
(Exact name of Registrant as specified in its Charter)


MINNESOTA                    0-4689        41-0907434

(State or other         (Commission     (IRS Employer
Jurisdiction of        File Number)    Identification
Incorporation)                                Number)


                PENTAIR, INC.
     1500 County Road B2 West, Suite 400
          St. Paul, Minnesota  55113
   (Address of Principal Executive Offices)


612-636-7920
(Registrant's Telephone Number, Including Area Code)




                Not applicable
(Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

On April 3, 1995, Pentair, Inc. ( the "Registrant") consummated the disposition of Cross Pointe Paper
Corporation ("Cross Pointe") to Noranda Forest, Inc.,
Toronto, Canada ("Noranda Forest"), pursuant to a purchase agreement dated as of February 21, 1995 by and among the Registrant and Noranda Forest. Cross Pointe
Paper Corporation was the Registrant's premium uncoated text and cover and commercial printing and writing paper manufacturing subsidiary

The purchase price was approximately $200 million, subject to adjustment based upon an audit by Independent
Certified Public Accountants of the net book value of Cross Pointe as of March 31, 1995. The purchase price is payable $100 million in cash and $100 million by promissory note payable January 1996.

Proceeds from the sale are expected to be used primarily to reduce bank borrowings.


Item 7.  Financial Statements and Exhibits.

The information supplied under this item is supplemented by the following:

a. Not Applicable

b. Pro Forma Financial Information:

The pro forma financial information required under this
item is still being prepared. The pro forma financial information will be filed as soon as reasonably practicable, but no later than 60 days from the date hereof.

c.  Exhibits

(2.1) Agreement for Sale and Purchase of Stock of Cross Pointe Paper Corporation between Pentair, Inc. And Noranda
            Forest, Inc. dated February 21, 1995
            (including Exhibits and only Schedule
            13).  The Registrant agrees to provide a
            copy of the remaining Schedules to the
            Commission upon request.

(99.1)      Press Release, dated February 21, 1995,
            concerning the signing of the definitive agreement to dispose of Cross Pointe
            Paper Corporation.


(99.2)      Press Release, dated April 3, 1995,
            concerning the consummation of the
            disposition of Cross Pointe Paper
            Corporation.

SIGNATURES


Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


PENTAIR, INC

By: David D. Harrison
Senior Vice President &
Chief Financial Officer
Dated: April 17, 1995